EXHIBIT 99.1

Contacts:	Meg McGilley
Chief Financial Officer
(858) 480-0402

Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON PHARMACEUTICALS NAMES JAMES L’ITALIEN, PH.D.
SENIOR VICE PRESIDENT, REGULATORY AFFAIRS AND QUALITY ASSURANCE
SAN DIEGO, CA – April 3, 2007 — Somaxon Pharmaceuticals, Inc. (NASDAQ: SOMX) today announced the appointment of James L’Italien, Ph.D., as Senior Vice President, Regulatory Affairs and Quality Assurance, a newly created position.
“We are very pleased that Jim has joined our executive management team, bringing a wealth of experience in pharmaceutical product development,” said Ken Cohen, Somaxon’s President and CEO. “We are confident that Jim’s background, particularly in preparing and managing New Drug Applications and interacting with the FDA, will serve Somaxon well in this important time as we prepare for submission of our New Drug Application for SILENOR™.”
Dr. L’Italien brings to Somaxon more than 20 years of management expertise in the regulatory and quality aspects of pharmaceutical product development. Previously, Dr. L’Italien was Senior Vice President, Regulatory Affairs and Compliance at Ligand Pharmaceuticals. Prior to joining Ligand, Dr. L’Italien was Vice President, Global Regulatory Affairs at Baxter BioScience, a division of Baxter Healthcare Corporation. He has also held management positions with Amylin Pharmaceuticals, Ortho Biotech and SmithKline Beecham. Dr. L’Italien earned his Ph.D. in protein biochemistry from Boston University and a B.S. in chemistry, cum laude, from Merrimack College.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon has completed four successful Phase 3 clinical trials for its lead product candidate, SILENOR™ (doxepin HCl) for the treatment of insomnia. Somaxon expects to file a New Drug Application with the U.S. Food and Drug Administration for SILENOR™ in the third quarter of 2007, assuming that its preclinical studies proceed as currently scheduled. Somaxon has completed a pilot Phase 2 trial for nalmefene in smoking cessation with positive results. It has also completed a Phase 2/3 clinical trial for nalmefene for the treatment of pathological gambling that did not achieve statistical significance for the primary or secondary endpoints. The company will evaluate the results from both of these trials before making determinations regarding the future of the nalmefene program. Acamprosate Ca, a potential treatment for movement disorders, is currently in formulation development.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to attract and retain key personnel, the progress and timing of clinical trials and product development efforts and other risks detailed in Somaxon’s prior press releases as well as in periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.
This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended.
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